Exhibit 99.1

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
January 30, 2017	Investor Contact: Anita W. Wimmer
(336) 884-7698

STANLEY FURNITURE APPOINTS STEVEN A. HALE II

TO BOARD OF DIRECTORS

High Point, North Carolina, January 30, 2017/GLOBE NEWSWIRE/ – Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) (the “company”) announced today that  it has reached an agreement with Hale Partnership Fund, LP and certain affiliates (the “Hale Group”), a shareholder group that collectively owns approximately 10.2% of the company’s outstanding common stock and who had nominated two candidates for election to the company’s Board of Directors at the 2017 Annual Stockholders meeting.  Under the agreement, the company appointed Steven A. Hale II to the Board effective February 1, 2017 and the Hale Group withdrew its nominations.  Mr. Hale, as well as Jeffrey S. Gilliam, a current director of the Company whose term expires at the 2017 Annual Meeting, have been nominated by the Board for election by the stockholders at the 2017 Annual Meeting for a term that will expire at the 2020 Annual Meeting of Stockholders.

“We are pleased to have reached an agreement with the Hale Group and believe this is in the best interests of the company and its stockholders,” said Glenn Prillaman, President and Chief Executive Officer.

Mr. Hale is the founder of Hale Partnership Capital Management, LLC, an asset management firm that serves as the investment manager to certain privately held investment partnerships.  Mr. Hale has been the sole manager of Hale Partnership Capital Management, LLC since 2010.

About Stanley Furniture Company, Inc.

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and overseas sourcing resource in the middle-to-upscale segment of the wood residential market. The Company offers a diversified product line supported by an overseas sourcing model and markets its brands through a network of brick-and-mortar furniture retailers, online retailers and interior designers worldwide, as well as through direct sales to the consumer through a localized approach to ecommerce fulfillment.  The Company’s common stock is traded on the NASDAQ stock market under the symbol STLY.